                                                                Exhibit(10)g
                                 GENESCO INC.

                    MANAGEMENT INCENTIVE COMPENSATION PLAN

                     FISCAL YEAR ENDING JANUARY 31, 1995


1.            PURPOSE.

The purpose of the Plan is to attract and retain key management employees of the Company, to provide them with competitive compensation more directly variable with performance, and to provide greater incentive for the achievement of specific corporate or Business Unit objectives.

2.            AUTHORIZATION.

The board of directors of the Company on February 23, 1994 approved the Plan, which is effective only with respect to the Plan Year.

3.            SELECTION OF PARTICIPANTS.

Participants shall be selected from among the full-time management employees of the Company who serve in key operational, administrative, professional or technical capacities and shall be approved by the Chief Executive Officer. Neither the Chairman nor the Chief Executive Officer shall be eligible to participate in the Plan.

4.            PARTICIPANTS ADDED DURING PLAN YEAR.

A person selected for participation in the Plan after the beginning of the Plan Year will be eligible to earn a prorated portion of the award the participant might have otherwise earned for a full year's service under the Plan, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of the award, if any, earned by such participant shall be conclusively determined by the Chief Executive Officer based on the number of full months of the Plan Year during which the employee participated in the Plan and on such other criteria as the Chief Executive Officer deems relevant.

5.            DISQUALIFICATION FOR UNSATISFACTORY PERFORMANCE.

Any participant whose performance is found to be unsatisfactory or who shall have violated in any material respect the Company's Policy on Ethical Business Conduct shall not be eligible to receive an award under the Plan. Any determination of unsatisfactory performance or of violation of the Company's Policy on Ethical Business Conduct shall be made by the Chief Executive Officer. Participants who are found ineligible due to unsatisfactory performance will be so notified in writing prior to October 31, 1994.

6.            TERMINATION OF EMPLOYMENT.

A participant whose employment is terminated voluntarily or involuntarily, except by reason of death or voluntary retirement, prior to the end of the Plan Year shall not be eligible to receive an award under the Plan. A participant who voluntarily retires or the estate of a participant who dies during the Plan Year will be eligible to receive a prorated portion of the award the participant would have otherwise received for a full year's service under the Plan, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of any award payable to such retired participant or the estate of such deceased participant shall be conclusively determined by the Chief Executive Officer based on the number of full months of the Plan Year during which the retired or deceased employee participated in the Plan and such other criteria as the Chief Executive Officer may deem relevant. A participant who has received or is receiving severance pay at the end of the Plan Year shall be considered a terminated employee and shall not be eligible to receive an award under the Plan.

7.            AMOUNT OF AWARDS.

Participants are eligible to earn cash awards of up to 15%, 30% 40%, 50%, 60% or 80% of Base Salary as specified by the Chief Executive Officer.

The amount of the award, if any, earned by each participant shall be based on achievement of (a) a Pre-tax Earnings goal of a Business Unit, Corporate Earnings goal or Adjusted Corporate Earnings goal, such Business Units and goals to be specified by the Chief Executive Officer, (b) under certain circumstances specified in this Section 7 below, an overall Footwear Pre-tax Earnings goal, Corporate Earnings goal or Adjusted Corporate Earnings goal and
(c) certain other standards of performance. If the applicable minimum Pre-tax Earnings goals, Corporate Earnings goals or Adjusted Corporate Earnings goals are achieved, then the amount of the award earned by a participant shall be at least 5% of Base Salary, if he or she is a 30%, 40%, 50%, 60% or 80% participant, and at least 3% of Base Salary, if he or she is a 15% participant.

Subject to the limitations set forth in this Section 7 below, determination of awards payable to participants will be based (i) for a participant whose responsibilities are primarily of an operational nature, as determined by the Chief Executive Officer, 75% on achievement of a Business Unit Pre-tax Earnings goal and 25% on individual performance and (ii) for a participant whose responsibilities are primarily of a staff nature as determined by the Chief Executive Officer, 50% on achievement of the applicable Pre-tax Earnings or Corporate Earnings or Adjusted Corporate Earnings goal and 50% on achievement of departmental objectives or individual performance.

The applicable earnings goal shall be specified as a range which will serve as the basis for determining the minimum and maximum portion of a participant's award based on achievement of such goal.

None of that portion of a participant's award based on achievement of departmental objectives or individual performance shall be paid, unless some award based on the applicable earnings goal is payable to the participant, unless, upon recommendation of the Chief Executive Officer, the Compensation Committee approves payment of all or a part of any portion of the award to the participant based on outstanding individual performance or achievement of significant departmental objectives, notwithstanding the failure to achieve the applicable earnings goal.

No award shall be paid to a participant employed in a Footwear Business Unit if the combined Pre-tax Earnings of all Footwear Business Units are less than $13,000,000, unless the Pre-tax Earnings of the Business Unit on which such participant's award is based would result in a payment at least equal to half of the maximum award payable to such participant based on such Pre-tax Earnings. No award shall be paid to a participant employed in a corporate staff position if Corporate Earnings are less than $11,000,000. No award shall be paid to a participant employed in The Greif Companies or GCO Apparel Corporation if Corporate Earnings are less than $11,000,000.

Unless otherwise directed by the Compensation Committee, the annual business plan approved by the Company's board of directors for purposes of the Plan shall be the principal factor considered by the Chief Executive Officer in specifying the applicable goals. In order to fairly and equitably reward outstanding performance, the Compensation Committee may adjust the operating results of any Business Unit or of the Company for purposes of the Plan to reflect unusual or nonrecurring charges or credits to income, changes in accounting principles and other factors not taken into consideration in establishing the applicable goals.

In the event of a significant change in the responsibilities and duties of a participant during the Plan Year, the Chief Executive Officer shall have the authority, in his sole discretion, to terminate the participant's participation in the Plan, if such change results in diminished responsibilities, or to make such changes as he deems appropriate in (i) the maximum cash award the participant is eligible to earn, (ii) the participant's applicable goal and other standards of performance and (iii) the period during which the participant's monthly base salary payments are to be taken into account in determining the participant's Base Salary.

8.            PAYMENT OF AWARDS.

Any awards payable under the Plan (including awards with respect to participants who die or voluntarily retire during the Plan Year) will be made in cash, net of applicable withholding taxes, as soon as reasonably practicable after the end of the Plan Year, but in no event prior to the date on which the Company's audited financial statements for the Plan Year are reviewed by the audit committee of the Company's board of directors.


9.            PLAN ADMINISTRATION.

The Chief Executive Officer shall have final authority to interpret the provisions of the Plan. Interpretations by the Chief Executive Officer which are not patently inconsistent with the express provisions of the Plan shall be conclusive and binding on all participants and their designated beneficiaries. It is the responsibility of the Director-Compensation (i) to cause each person selected to participate in the Plan to be furnished with a copy of the Plan and to be notified in writing of such selection, the applicable goals and the range of the awards for which the participant is eligible; (ii) to cause the awards to be calculated in accordance with the Plan; and (iii) except to the extent reserved to the Chief Executive Officer or the Compensation Committee hereunder, to administer the Plan consistent with its express provisions.

10.           NON-ASSIGNABILITY.

A participant may not at any time encumber, transfer, pledge or otherwise dispose of or alienate any present or future right or expectancy that the participant may have at any time to receive any payment under the Plan. Any present or future right or expectancy to any such payment is nonassignable and shall not be subject to execution, attachment or similar process.

11.           MISCELLANEOUS.

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment or to change any participant's duties and responsibilities, nor confer upon any participant the right to be selected to participate in any incentive compensation plans for future years. Neither the Chief Executive Officer, the Director-Compensation, nor the Compensation Committee shall have any liability for any action taken or determination made under the Plan in good faith.

12.           DEFINITIONS.

"ADJUSTED CORPORATE EARNINGS" means Corporate Earnings excluding the Pre-tax Earnings of The Greif Companies and GCO Apparel Corporation.

"BASE SALARY" means the sum of the monthly base salary payments actually paid to a participant during the twelve-month period ending January 31, 1995, plus the amount of any salary reductions made by the participant under a salary reduction plan qualified under section 401(k) of the Internal Revenue Code and any salary reduction elections made by the participant under a cafeteria plan as defined in section 125(d) of the Internal Revenue Code, but excluding all employee benefits, optional executive benefits and all other perquisites or fringe benefits paid to or on behalf of the participant.

"BUSINESS UNIT" means any of the Company's business units, which include (i) Footwear, (ii) The Greif Companies, (iii) GCO Apparel Corporation or (iv) any one, or any combination of two or more, of the profit centers which comprise Footwear, The Greif Companies and GCO Apparel Corporation.

The "CHAIRMAN" means the chairman of the Company.

The "CHIEF EXECUTIVE OFFICER" means the chief executive officer of the Company.

The "COMPANY" means Genesco Inc.

The "COMPENSATION COMMITTEE" means the compensation committee of the board of directors of the Company.

"CORPORATE EARNINGS" means the consolidated pre-tax earnings of the Company for the Plan Year determined in accordance with generally accepted accounting principles as reported in the audited financial statements of the Company for the Plan Year contained in the Company's report to shareholders for such Plan Year, excluding accrual for any cash awards payable under the Plan.

The "DIRECTOR-COMPENSATION" means the director-compensation of Genesco Inc.

The "PLAN" means this Management Incentive Compensation Plan for the Plan Year.

"PLAN YEAR" means the fiscal year of the Company ending January 31, 1995.

"PRE-TAX EARNINGS" of a Business Unit means the pre-tax earnings or loss of such Business Unit as determined for corporate internal reporting purposes, excluding accrual for any cash awards payable under the Plan but including any additional interest expense assessed based on average assets employed.